EXHIBIT 99.1

CONTACT
Larry Thede, VP – Investor Relations
Quovadx, Inc.
(800) 723-3033 x346

QUOVADX REPORTS SECOND QUARTER FINANCIAL RESULTS, RECORDS
$19.3 MILLION IN TOTAL REVENUE

- Software License Revenue is $7.2 Million -
- GAAP Loss is $(0.02) Per Share -

ENGLEWOOD, CO, July 23, 2003 – Quovadx, Inc. (Nasdaq: QVDX), a leading provider of software and services enabling Web Services Anywhere, today announced financial results for its second quarter ended June 30, 2003. Total revenue for the second quarter of 2003 was $19.3 million, compared to $15.3 million for the comparable quarter last year. The company recorded software license revenue of $7.2 million this quarter versus $1.7 million for the second quarter of 2002. Second quarter 2003 results include the recognition of $2.9 million in deferred license revenue associated with a contract entered into in a prior period. In the first quarter of 2003, the company reported total revenue of $17.4 million and $5.3 million of software license revenue.

Net loss calculated in accordance with generally accepted accounting principles (GAAP) was $(651,000) or $(0.02) per share for the quarter ended June 30, 2003. This compares with a GAAP loss of $(4.0) million or $(0.13) per share in the second quarter of 2002. The company reported a GAAP loss of $(2.8) million or $(0.09) per share in the first quarter of 2003.

“I’m pleased that the demand for our software continues to be strong and that we have recorded significant year-over-year license revenue growth,” said Lorine Sweeney, president and chief executive officer of Quovadx. “The initiatives we launched over the past year are helping us perform in a tough environment. Customers continue to be cautious in their approach to software purchases, but our revenue pipeline has strengthened during the quarter and we continue to make progress in our marketing and sales efforts. Combining this with our dedication to cost control gives me confidence that we are on the path to positive earnings in the second half of the year.”

Gross margin in the second quarter of 2003 was 46.0%, compared to 31.1% in the second quarter of 2002, and 37.9% in the first quarter of 2003. The increase reflects the shift in revenue mix toward higher margin software revenue.

The company has no debt and ended the second quarter with $42.1 million in cash, cash equivalents and short-term investments, compared to $44.9 million at March 31, 2003.

Revenue for the six months ended June 30, 2003 increased 11.3% to $36.8 million compared with $33.0 million in the first half of 2002. Software license revenue totaled $12.6 million for the first half of 2003 versus $5.4 million in the period one year ago. The company recorded a 2003 year-to-date loss of $(3.4) million or $(0.11) per share on a GAAP basis compared to a loss of $(3.9) million or $(0.13) per share for the first half of 2002.

During the quarter, customers continued to migrate to QDX™ Platform V, a next generation integrated product for rapid application development. Released for general availability in October 2002, QDX Platform V provides a flexible services-oriented architecture for building composite applications in an easy plug-and-play manner. Over 100 customers had converted to the new technology by June 30, 2003.

Second Quarter Business Activity and Key Accomplishments include the following:

•	Holy Cross Hospital, the largest community hospital in Maryland serving more than 100,000 patients annually, adopted QDX Platform V to deliver technology to meet the integration needs of its end users.

•	West Virginia United Health System, a network of healthcare facilities, selected QDX Platform V as its integration platform to develop and integrate over 125 interfaces.

•	Other customers signing contracts during the quarter included Calgary Health Region, DeKalb Medical Center, Navajo Area Indian Health Service, Northwestern Memorial Hospital, Private Healthcare Systems, Inc., Providence St. Joseph Medical Center, Saint Alphonsus Regional Medical Center and Trinity Health.

•	In June, Quovadx introduced its Life Sciences Adaptive Framework, a set of reusable interoperable components that complement its business process management and integration platform, QDX Platform V. It is designed to enable pharmaceutical organizations to shorten development cycles, quickly respond to new business requirements, comply with government mandates and leverage and extend existing systems.

•	During the quarter, Quovadx announced the general availability of QDX™ Cash Accelerator, a complete set of tools enabling healthcare provider organizations to better manage revenue cycles. It leverages proven QUOVADX™ solutions, including QDX™ Trading Partner Manager, QDX™ HIPAA Express and the INSURENET® Solution, to create the first end-to-end process management tool to increase transaction success rates, decrease accounts receivable days and increase cash flow.

•	Market research firm KLAS Enterprises, an organization that provides the healthcare information technology (HIT) industry with unbiased factual information on HIT vendor performance, ranked QDX™ Integrator number one in their Spring 2003 Top 20 Report. The ranking is based on customer interviews and client satisfaction.

•	Quovadx was ranked number 45 within the 2003 “Healthcare Informatics 100” produced by Healthcare Informatics Magazine.

“The value proposition of QUOVADX technology is attractive in the current economic environment,” stated Ms. Sweeney. “We are focused on leveraging rather than replacing our customers’ existing technology infrastructure. We continue to execute on our strategy and I believe we are well positioned for a bright future.”

Financial Guidance

For the third quarter of 2003, Quovadx is targeting total revenue between $18.0 million and $19.5 million. The company is targeting third quarter, 2003 GAAP EPS in the range of $(0.05) and $0.00.

Conference Call

Quovadx will host a conference call today, July 23, 2003, at 5:00 P.M. EDT, which will broadcast live over the Internet. Please visit the “Investors” section of the Company’s website at http://www.quovadx.com. For those who cannot access the live broadcast, a replay will be available at http://www.quovadx.com, or by calling (800) 642-1687 and entering passcode 1458020. The replay will be available through July 30, 2003.

About Quovadx, Inc.

Quovadx is a trusted provider of software and services enabling Web Services Anywhere. The company provides end-to-end business infrastructure software and services, including consulting, transaction hosting and operations management for business-critical applications. QUOVADX™ technology helps more than 3,000 healthcare, life sciences, government, media & entertainment, financial services, manufacturing and other organizations streamline business processes, solve difficult process integration challenges, and unlock the value of legacy system investments to achieve rapid return on investments. Headquartered in Englewood, Colorado, Quovadx operates internationally with locations in nine major US metropolitan cities, and one in the United Kingdom. For more information, please visit http://www.quovadx.com.

Cautionary Statement: Certain forward-looking statements are included in this release, including statements relating to expected revenue and earnings per share targets, future revenue growth, goals and future business opportunities. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations regarding future events and operating performance and speak only as of the date of this release. Investors are cautioned that all forward-looking statements in this release involve risks and uncertainties and other factors that could cause actual results to differ materially from those referred to in the forward-looking statements. Factors that may affect future results include market acceptance of and demand for our products, the success of our sales and marketing strategy, our ability to grow revenue, the need to maintain and enhance relationships with systems integrators, channel partners and other parties, competition, economic and general business conditions, failure to meet financial and product expectations of analysts and investors and other risks described in the Company’s annual and quarterly filings with the SEC, copies of which are available without charge from the Company. The filings are available electronically through a link from Quovadx’s investor relations web page or from the SEC Website at www.sec.gov under “Quovadx, Inc.” If any of the events described in those filings were to occur, either alone or in combination, it is likely that our ability to reach the results described in the forward-looking statements could be impaired and our stock price could be adversely affected. We do not undertake any obligation to update or correct any forward-looking statements included in this release to reflect events or circumstances occurring after the date of this release.

# # #

QUOVADX and QDX are trademarks of Quovadx, Inc. INSURENET is a registered trademark of Quovadx Inc. All other company and product names mentioned may be trademarks of the companies with which they are associated.

# # #

-Tables to Follow-

Quovadx, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	June 30, 2003	December 31, 2002

ASSETS
Current assets:
Cash and cash equivalents	$36,600	$31,244
Short-term investments	5,491	16,377
Accounts receivable	8,762	10,980
Unbilled accounts receivable	8,037	5,571
Other current assets	3,506	1,904

Total current assets	62,396	66,076
Property and equipment, net	4,680	5,326
Software, net	18,901	20,465
Other intangible assets	5,502	6,266
Other assets	6,095	6,476

Total assets	$97,574	$104,609

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,448	$1,288
Accrued liabilities	5,513	6,007
Unearned revenue	6,668	8,241

Current liabilities	13,629	15,536
Deferred revenue	—	2,125

Total liabilities	13,629	17,661

Commitments and contingencies
Total stockholders’ equity	83,945	86,948

Total liabilities and stockholders’ equity	$97,574	$104,609

End of the period common shares outstanding	30,518	30,176

Quovadx, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

Revenue:
License	7,242	1,727	12,582	5,367
Services	4,317	6,434	8,871	13,462
Recurring	7,785	7,113	15,324	14,214

Total revenue	19,344	15,274	36,777	33,043
Cost of revenue:
License	2,158	1,415	5,086	2,498
Services	3,129	4,682	6,132	8,519
Recurring	5,164	4,426	10,053	9,431

Total cost of revenue	10,451	10,523	21,271	20,448

Gross Profit	8,893	4,751	15,506	12,595

Operating Expenses:
Sales and marketing	4,052	3,479	7,894	6,215
General and administrative	3,146	3,247	6,176	6,599
Research and development	2,246	1,777	4,493	3,209
Amortization of acquired intangibles	307	553	764	1,123

Total operating expenses	9,751	9,056	19,327	17,146

Loss from operations	(858)	(4,305)	(3,821)	(4,551)
Gain on sale of assets	—	—	—	87
Interest income, net	207	292	396	553

Net income (loss)	(651)	(4,013)	(3,425)	(3,911)

Weighted average common shares outstanding — basic and diluted	30,406	30,013	30,297	29,870

Net income (loss) per common share — basic and diluted	(0.02)	(0.13)	(0.11)	(0.13)

Quovadx, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

Cash flows from operating activities
Net income (loss)	$(651)	$(4,013)	$(3,425)	$(3,911)
Adjustments to reconcile net income (loss) to net cash
used in operating activities:
Depreciation and amortization	2,089	2,309	4,446	4,273
Amortization of acquired intangibles	307	553	764	1,123
Gain on sale of assets	—	—	—	(87)
Stock compensation expense	—	53	—	119
Bad debt expense	202	—	477	—
Change in assets and liabilities:
Accounts receivable	2,596	(3,591)	1,741	(2,718)
Unbilled accounts receivable	(542)	997	(2,466)	1,063
Other assets	157	(1,424)	(1,220)	(1,167)
Accounts payable	(293)	127	160	(820)
Accrued liabilities	(2,563)	(199)	(496)	(3,982)
Unearned and deferred revenue	(3,262)	1,945	(3,698)	243

Net cash used in operating activities	(1,960)	(3,243)	(3,717)	(5,864)

Cash flows from investing activities
Purchase of property and equipment	(273)	(505)	(569)	(774)
Business acquisition, net of acquired cash	—	—	—	(1,633)
Capitalized software	(1,002)	(961)	(1,667)	(2,075)

Net cash used in investing activities	(1,275)	(1,466)	(2,236)	(4,482)

Cash flows from financing activities
Proceeds from issuance of common stock	417	687	423	857

Net cash provided by financing activities	417	687	423	857

Cash, cash equivalents and short-term investments
Net decrease	(2,818)	(4,022)	(5,530)	(9,489)
Beginning of period	44,909	58,019	47,621	63,486

End of period	$42,091	$53,997	$42,091	$53,997

Reconciliation to GAAP basis
Net cash used in investing activities	$(1,275)	$(1,466)	$(2,236)	$(4,482)
Sale of short-term investments	4,142	5,604	15,054	11,625
Purchase of short-term investments	(3,530)	(3,200)	(4,168)	(4,000)

Net cash provided by (used in) investing activities — GAAP basis	$(663)	$938	$8,650	$3,143